NOVATION COMPANIES, INC. Presentation to Shareholders September 9, 2014

Cautionary Notice about Forward-Looking Statements 2 This presentation contains, and our other communications may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. All forward- looking statements are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Our actual future objectives, strategies, plans, prospects, performance, condition, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement made by us speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise in the future.

3 Transition Complete

Monoline Focus • With the sale of StreetLinks and the wind down of Advent we are now a monoline technology business • The plan is to continue to operate CorvisaCloud as a subsidiary of Novation 4

5 Where Do We Go From Here?

Grow CorvisaCloud • We are a well capitalized early-stage technology business • We believe we have a differentiated value proposition and a best-in-industry product offering • We know how to scale businesses • As a public company we have the ability to raise capital as needed once our stock price recovers • Focus is on growing our sales infrastructure and lead sources – Both direct and through referral/reseller partners 6

Our Product Offering Product Description Competitive Advantage PBX This is the hard phones you use in your office along with the system to operate them. We sell this product standalone and it also comes with our contact center suite. Stability of network. All in one with our contact center suite so no need for a separate vendor, making it easier to implement and manage. Ease of set up and simple to use. Contact Center Suite This is the software used to power a contact center or service center. Consists of IVR, ACD, campaign mgmt., lead nurturing, workflow automation, and other functionality. Easier to use and more powerful core functionality. Best in industry multi-line dialer. Stability of network. Built on our platform allowing for maximum flexibility for customers to change to fit unique business needs. Communications Platform This comes with our contact center software allowing customers to customize the software and is also sold standalone to developers wanting to develop their own telecom products. Advantages over other platforms – access to our product, complete programming language versus limited to web service calls, comes with access to complete network infrastructure with data store versus having to build your own. Simplified testing and code review processes. 7 The combination of these products is unique to CorvisaCloud.

Our Differentiated Value Proposition • We are able to provide all our customer’s telecom needs – PBX, SIP Trunking, Contact Center Software, Platform for customization • We believe our contact center software is more powerful and easier to use than the competition • Our product/platform combination allows our customers to customize our product to fit any unique business needs they may have – this combination is unique to CorvisaCloud • And we back up our product offering with great support and service 8

What To Expect • We are operating an early-stage technology business as a public company – Typically this is done in a private company structure – Beyond legally-required disclosures, we must be careful to protect our competitive and customer information • What should you look for – A critical measurement for us right now is growth in the number of seats sold which will lead to growth in revenue – This growth will be lumpy over the next several quarters as we work to ramp up sales and get into a rhythm of closing deals – Key wins indicate validation of our value proposition and we’ve had several • Sales cycle is long – we expect six months on average, one recently closed deal took us 12 months to close • We need to be growing our pipeline of opportunities – We’ve grown our pipeline from approximately 85 potential opportunities in May to over 300 in August – Overtime we hope to be able to close a growing percentage of these opportunities 9

Examples of recent deals won Deal Description Why They Selected Corvisa 600 seat contact center in the online insurance industry New multi-line dialer and access to real time data with our open data model. We allow them to track all activity real time so they can track it against other data in their operating system. Access to platform to customize. 200 seat BPO (business process outsourcing) contact center Platform, security and reliability, customer support, overall product functionality. 50 seat division of one of the largest computer manufacturers in the world Needed a product and a platform. We were the only one with both. Their due diligence consisted of an intensive focus on compliance and security. 100 seat BPO contact center Platform IVR with contact center suite. 80 seat contact center in the healthcare consulting industry Ease and functionality of our system, integration with salesforce, our ability to help them with their salesforce implementation. 10

Use Case Examples of Customization 11 Use Case 1 – wanted to do automated call distribution (ACD) routing based on agent skills PLUS average revenue closed by agent on 30 day rolling basis. Their goal was to direct calls to top performing agents first. This functionality didn’t exist in the industry – we modified our system using our platform and were able to meet their needs. Use Case 2 – wanted expanded ring groups with unlimited size. They wanted a call to ring to all 1,000 agents at the same time as well as have the ability to build expanded groups where it would ring to selected groups of agents in a specified order. We modified our system using our platform and were able to meet their needs.

ManyWho Investment • In June of this year we invested $600,000 for a 10% ownership position in ManyWho • ManyWho has what we believe to be best-in- industry work flow automation software • We have integrated this into our product as CorvisaOne Workflow • ManyWho was started by two entrepreneurs who sold their previous business to Salesforce.com • Salesforce.com is also an investor in ManyWho 12

In Summary • Focused on selling seats and growing revenue – Growing our sales force – Growth in referral/reseller partners – Increased marketing spend to drive leads • Continued product development • Continue to look for potential investment or acquisition opportunities to enhance our product offering and/or grow our customer base 13